Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-144201) on Form S-3 of our reports dated March 11, 2008, relating to our audits of the consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which included an explanatory paragraph regarding the Company’s change in accounting principle for its method of accounting for stock-based compensation, and our audit of internal control over financial reporting as of December 31, 2007,  of Clean Diesel Technologies, Inc. included in the 2007 Annual Report on Form 10-K.

We also consent to the reference to our firm under the caption “Experts” on Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-144201) on Form S-3, of Clean Diesel Technologies, Inc.

/s/ Eisner LLP

New York, NY
June 18, 2008